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                                                                   EXHIBIT 3.1.4

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION


         Nextlink Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         1. A resolution setting forth the following amendment to the corporation's Certificate of Incorporation and declaring the advisability of such amendment was duly adopted by the corporation's Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

                  Article First of the Certificate of Incorporation is amended to read as follows:

                           "The name of the corporation is XO Communications, Inc."

         2. In lieu of a meeting of the stockholders, written consent has been given for the adoption of said amendment in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

         3.       The amendment shall be effective on October 25, 2000.


                                        NEXTLINK COMMUNICATIONS, INC.



                                        By:  /s/ Richard A. Montfort, Jr.
                                        -------------------------------------
                                        Richard A. Montfort, Jr.,
                                        Assistant Secretary